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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-90667) of Informix Corporation of our report dated January 27, 1999 relating to the consolidated balance sheet of Informix Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related financial statement schedule as of and for the year ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Informix Corporation.

    We also consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Informix Corporation of our report dated November 5, 1999 relating to the supplemental consolidated balance sheet of Informix Corporation and subsidiaries as of December 31, 1998 and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for the year then ended and the related financial statement schedule as of and for the year ended December 31, 1998, which report appears in a Form 8-K of Informix Corporation filed on or about November 10, 1999. We also consent to reference of our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG LLP

Mountain View, California
December 9, 1999